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                                                               EXHIBIT 99(A)(4)

                                LEHMAN BROTHERS
                           3 World Financial Center
                              New York, NY 10285

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         MDL INFORMATION SYSTEMS, INC.
                                      AT
                               $32 NET PER SHARE
                                      BY
                        GOLDEN GATE ACQUISITION CORP.,
                         A WHOLLY OWNED SUBSIDIARY OF
                             ELSEVIER SCIENCE INC.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                           REED INTERNATIONAL P.L.C.
                                      AND
                                  ELSEVIER NV


                     THE OFFER AND WITHDRAWAL RIGHTS WILL
   EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 24, 1997
                         UNLESS THE OFFER IS EXTENDED.

                                March 28, 1997

                    To Brokers, Dealers, Commercial Banks,
                      Trust Companies and Other Nominees:

  We have been appointed by Golden Gate Acquisition Corp., a Delaware corporation ("Purchaser"), a direct wholly owned subsidiary of Elsevier Science Inc., a New York corporation ("ESI"), and an indirect wholly owned subsidiary of (i) Reed International P.L.C., a corporation organized under the laws of England ("PLC") and (ii) Elsevier NV, a corporation organized under the laws of The Netherlands ("NV"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of MDL Information Systems, Inc., a Delaware corporation (the "Company"), at a price of $32 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated March 28, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED OF RECORD BY ESI OR ANY OF ITS SUBSIDIARIES ON THE DATE HEREOF, SHALL CONSTITUTE A MAJORITY OF THE
THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO
CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.
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  Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated March 28, 1997;
    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;
    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
    4. A letter to stockholders of the Company from Steven D. Goldby, Chief Executive Officer and Chairman of the Board of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;
    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
    7. Return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 24, 1997, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other required documents.

  If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting, MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Inquiries with respect to the Offer may also be addressed to Lehman Brothers Inc. at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          Lehman Brothers Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PLC, NV, ESI, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.